                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[X]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               IXYS Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                                                                Preliminary Copy

                                IXYS CORPORATION
                              3540 Bassett Street
                           Santa Clara, CA 95054-2704

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 11, 2000

To The Stockholders of IXYS Corporation:

   Notice Is Hereby Given that the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation (the "Company"), will be held on Monday, December 11, 2000 at 10:00 a.m. local time at the Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, CA 95054 for the following purposes:

  1. To elect six directors to hold office until the end of their term or until their successors are elected.

  2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 40,000,000 to 80,000,000 shares.

  3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending March 31, 2001.

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on October 31, 2000 as the record date for the determination of Stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                          By Order of the Board of Directors

                                          /s/ Arnold P. Agbayani

                                          Arnold P. Agbayani
                                          Secretary

Santa Clara, California
November   , 2000

   All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                IXYS CORPORATION
                              3540 Bassett Street
                           Santa Clara, CA 95054-2704

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                               December 11, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of IXYS Corporation, a Delaware corporation ("IXYS" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Monday, December 11, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, CA 95054. The Company intends to mail
this proxy statement and accompanying proxy card on or about November   , 2000
to all Stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on October 31, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 31, 2000 the Company had outstanding and entitled to vote 28,461,539 shares of Common Stock.

   Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the Stockholders and will have the same effect as negative votes.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3540 Bassett Street, Santa Clara, California 95054-2704, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission and the Bylaws of the Company is no earlier than the close of business on August 13, 2001 and no later than the close of business on September 12, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is October 28, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   There are six nominees for the six Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the Stockholders, and two directors, S. Joon Lee and Donald Feucht, having been elected by the Board to fill vacancies that existed on the Board.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                       The Board Of Directors Recommends
                     A Vote In Favor Of Each Named Nominee.

Nominees

   All of the nominees for director, and their information, in addition to information regarding IXYS' executive officers and key employees, are set forth below:

 Name              Age   Principal Occupation/Position Held With the Company
 ----              ---   ---------------------------------------------------
 Nathan Zommer....  52 Chairman of the Board of Directors, President and Chief
                       Executive Officer
 Arnold Agbayani..  55 Vice President, Finance and Administration, Chief
                       Financial Officer, Secretary and Director
 Donald Feucht....  66 Director
 Andreas Hartman..  56 Director
 Samuel Kory......  57 Director
 S. Joon Lee......  61 Director

   Nathan Zommer. Dr. Zommer, our founder, has served as a member of our board of directors since our inception in 1983, and has served as Chairman of the Board, President and Chief Executive Officer since March 1993. From 1984 to 1993, Dr. Zommer served as our Executive Vice President. Prior to founding IXYS Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

   Arnold Agbayani. Mr. Agbayani has served as our Vice President of Finance and Administration, Chief Financial Officer, Secretary and Director since 1993. From 1989 to 1993, he served as our Controller. Prior to joining us, Mr. Agbayani held various financial positions with National Semiconductor, Fairchild Camera and Instruments, ATARI and Frito-Lay. Mr. Agbayani received his B.S. in Finance and an M.B.A. from Roosevelt University of Chicago.

   Donald Feucht. Dr. Feucht has served as a member of our board of directors since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University. He holds M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

   Andreas Hartmann. Mr. Hartmann has served as a member of our board of directors since November 1998. Since 1990, he has served as Assistant General Counsel and Vice President of ABB. Mr. Hartmann received his degree in law from Erlangen Nurnberg University in 1970 and his degree in law from the Ministry of Justice of the State of Bavaria in 1973.

   Samuel Kory. Mr. Kory has served as a member of our board of directors since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm's sole proprietor and principal as well as a consultant for the firm. Mr. Kory received his B.S.M.E. from Pennsylvania State University in 1965.

   S. Joon Lee. Dr. Lee has served as a member of our board of directors since July 2000. Since 1990, Mr. Lee has served as President of Omni Electronics. Dr. Lee also served as President of Adaptive Logic from 1991 until 1996. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

                    Information Regarding Executive Officers

   Peter H. Ingram. Mr. Ingram has served as our Vice President of European Operations since 1994. From 1989 to 1995, he served as our Director of Wafer Fab Operations. Mr. Ingram worked with the semiconductor operations of ABB AG from 1982 until we acquired such operations in 1989. Mr. Ingram received an Honors degree in Chemistry from the University of Nottingham.

   Kevin McDonough. Mr. McDonough has served as our Vice President of U.S. Operations since 1999. From 1998 to 1999, he served as our Director of Quality Assurance and Product Engineering, and from 1990 to 1994, he served as our Director of Operations and Quality Assurance. From 1995 to 1998, Mr. McDonough served as Manager of Wafer Fab Foundries for Advanced Micro Devices. Mr. McDonough received his B.S. in Science from the University of California at Davis and his M.B.A. from Oregon State University.

                      Information Regarding Key Employees

   Andreas Sperner. Mr. Sperner has served as our Vice President, Sales and Marketing, Europe since 1997. From 1993 to 1997, he seraved as our Director of Sales and Marketing. Mr. Sperner received his degree in Engineering from the Technical College in West Berlin.

   Clifford Knudsen. Mr. Knudsen has served as our Vice President of North American Sales since May 2000. From 1992 to 2000, he served as our Director of Area Sales. Mr. Knudsen received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from the New Jersey Institute of Technology and his M.B.A. in Marketing from Rutgers University.

   Kent Paris. Mr. Paris has served as our Vice President, Sales, Far East and Canada since June 2000. From 1997 to June 2000, he served as our Director, Sales, Far East and Canada. From 1993 to 1997, Mr. Paris served as Sales Manager of Advanced Power Technology. Mr. Paris received his M.B.A. from Wichita State University.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to elect each named nominee to the Board of Directors. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the Stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board of Directors Recommends
                        A Vote In Favor of Each Nominee.

Board Committees and Meetings

   During the fiscal year ended March 31, 2000, the Board of Directors held three meetings and acted by unanimous written consent one time. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee recommends the Company's independent auditors; reviews the engagement of the independent auditors; has familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements; evaluates, together with the Board, the performance of the independent auditors; receives written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1; discusses with the independent auditors the results of the annual audit; reviews with management and the independent auditors the Company's financial statements to be included in the Company's Annual Report on Form 10-K; assists and interacts with the independent auditors; evaluates the cooperation received by the independent auditors during their audit examination; consults with the independent auditors and discusses with Company management the scope and quality of internal accounting and financial reporting controls in effect; confers with the independent auditors and senior management in separate executive sessions; investigates any matter brought to the attention of the Committee within the scope of its duties; prepares the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement; reviews and assesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval; and performs such other functions and has such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing. The Audit Committee is composed of two (2) non-employee directors: Messrs. Hartmann and Kory. It met one time during the fiscal year ended March 31, 2000 and did not take any action by unanimous written consent.

   The Compensation Committee administers the Company's stock options and stock purchase plans; grants options under the Company's stock option plans; recommends to the Board the compensation levels for directors, officers, employees and consultants of the Company; recommends to the Board the type of compensation to be paid to the directors, officers, employees and consultants of the Company; reviews on a periodic basis the operation of the Company's executive compensation programs; performs such other functions and has such other powers as may be necessary or convenient in the efficient discharge of the foregoing; and reports to the Board. The Compensation Committee is composed of two (2) non-employee directors: Messrs. Hartmann and Kory. It met three times during the fiscal year ended March 31, 2000 and did not take any action by unanimous written consent.

   During the fiscal year ended March 31, 2000, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

   The Board recommends the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") pursuant to which the number of shares of capital stock authorized for issuance would be increased from 45,000,000 shares of 85,000,000 shares. As of March 31, 2000, there were issued and outstanding 24,008,166 shares of Common Stock. In addition, as of March 31, 2000, 3,291,790 shares were reserved for issuance pursuant to the exercise of outstanding stock options, 252,274 shares were reserved for issuance upon the exercise of warrants and 500,000 shares were reserved for issuance under our employee stock purchase plan. An additional 1,740,000 shares are available for issuance under our stock option plans. In addition, 2,000,000 shares were offered in October 2000 in a public offering. As a result, based on our capitalization as of October 2000 but giving effect to our October 2000 public offering, the number of shares available for issuance and not outstanding or reserved for any purpose was 14,947,770 shares.

   The Board has adopted resolutions setting forth the proposed amendment to Sections (A) and (B) of Article IV of the Certificate of the Company (the "Amendment"), the advisability of the Amendment and a call for submission of the Amendment for approval by the Stockholders at the Annual Meeting. If approved by the Stockholders, Sections (A) and (B) of Article IV of the Certificate would be amended and restated to read in their entirety as follows:

       "(A) This Corporation is authorized to issue 85,000,000 shares of its Capital Stock, which shall be divided into two classes known as "Common Stock" and "Preferred Stock," respectively.

       "(B) The total number of shares of Common Stock which this Corporation is authorized to issue is 80,000,000. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000. All of the shares of Common Stock and Preferred Stock shall have a par value of $.01 per share."

   The Board of Directors believes that it is advisable to have the additional authorized shares of Common Stock available to provide greater flexibility for the Company's financial structure. The additional shares of Common Stock would be available for issuance from time to time for any proper corporate purpose. Such purposes might include, without limitation, issuance of Common Stock in public or private sales for cash to be used as working capital, as part or all of the consideration to be paid by the Company for acquisitions of other business properties and in connection with stock dividends or stock splits. Having the additional shares available will enable the Company to act when an opportunity arises without the expense and delay involved with a special meeting of stockholders. While the Board believes the adoption of this amendment would significantly improve the Company's future financial flexibility, the Company does not currently have any agreements to issue any shares of Common Stock except for the shares reserved for issuance as listed above.

   Although this not the intention of this proposal, the Board recognizes that this proposal to increase the number of authorized shares might be considered as having the effect of discouraging attempts to take over control of the Company, as the issuance of the shares could be used to dilute stock ownership of, or increase the cost to, any person seeking to obtain control. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

   Under the Certificate, the Stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing Stockholders would not have any preferential rights to purchase such shares. In addition, the issuance of additional shares might have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock. Consequently, the Board does not intend to issue Common Stock except when it is deemed to be in the best interest of the Company and its Stockholders. The Company does not anticipate that it will seek approval from Stockholders for issuance of authorized shares unless required by applicable laws or stock exchange regulations.

   The Board of Directors has adopted and approved the Amendment, subject to the requisite approval by the Stockholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to adopt the Amendment. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the Stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 2.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the Stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its Stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the Stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 3.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 1, 2000 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                     Beneficial Ownership (1)
                                                     ------------------------
                                                     Number of  Percentage of
Beneficial Owner                                       Shares     Ownership
----------------                                     ---------- -------------
Entities Affiliated with ABB(2).....................  8,822,380     33.3%
 Gottlieb-Daimler Strasse 8
 68165 Mannheim
 Germany
Nathan Zommer(3)....................................  6,855,783     25.8
 3540 Bassett Street
 Santa Clara, CA 95054
Arnold Agbayani(4)..................................    568,397      2.1
Richard Fassler(5)..................................     13,622        *
Peter Ingram(6).....................................    398,627      1.5
Kevin McDonough(7)..................................     16,711        *
Donald Feucht.......................................        --       --
Andreas Hartmann(2).................................  8,822,380     33.3
Samuel Kory(8)......................................        750        *
S. Joon Lee.........................................        --       --
All directors and executive officers as a group (8
 persons)(9)........................................ 16,662,648     62.3

--------
 *  Represents less than one percent.
(1) This table is based upon information supplied by officers, directors and principal Stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the Stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,455,580 shares outstanding on September 1, 2000, adjusted as required by rules promulgated by the SEC. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 1, 2000.
(2) Includes 10,085,944 shares held by ABB and 681,662 shares held by ASEA Brown Boveri Inc. Also includes 49,774 shares which an entity affiliated with ABB has the right to acquire pursuant to a warrant exercisable within 60 days of September 1, 2000. Mr. Hartman disclaims beneficial ownership of the ABB Shares. Mr. Hartmann is a Vice President of ABB and may be deemed to exercise voting power with respect to the ABB Shares.
(3) Includes an aggregate of 5,200 shares held in trusts for Dr. Zommer's children. Also includes 172,949 shares Dr. Zommer has the right to acquire pursuant to options exercisable within 60 days of September 1, 2000.
(4) Includes 44,765 shares Mr. Agbayani has the right to acquire pursuant to options exercisable within 60 days of September 1, 2000.
(5) Mr. Fassler left our company in January 2000.
(6) Includes 31,473 shares Mr. Ingram has the right to acquire pursuant to options exercisable within 60 days of September 1, 2000.
(7) Includes 15,703 shares Mr. McDonough has the right to acquire pursuant to options exercisable within 60 days of September 1, 2000.

(8) Represents shares Mr. Kory has the right to acquire pursuant to options exercisable within 60 days of September 1, 2000.
(9) See footnotes 2 through 8 above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                      DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

   Each director receives $1,000 for each meeting of the board he attends and $500 for each committee meeting he attends if it is not conducted within 48 hours of a board meeting. Additionally, directors are reimbursed for certain expenses in connection with attendance at our board and committee meetings. Our 2000 Non-Employee Directors' Equity Incentive Plan, effective during fiscal year 2000, provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by our board. These options vest over a period of time, to be determined in each case by our board, so long as the optionee remains a non-employee director. Each director currently receives an option to acquire 30,000 shares upon becoming a member of our board of directors.

Executive Compensation

   The following table sets forth certain compensation awarded or paid by us during the fiscal years ended March 31, 2000, March 31, 1999 and March 31, 1998 to our President and Chief Executive Officer and our other executive officers who earned more than $100,000 during fiscal year 2000. These people are referred to in this proxy statement as our named executive officers.

                           Summary Compensation Table

                         Annual Compensation
                         -----------------------              Securities
Name and Principal                               Other Annual Underlying  All Other
Position                 Year Salary      Bonus  Compensation  Options   Compensation
------------------       ---- -------    ------- ------------ ---------- ------------
                                ($)      ($)(1)     ($)(2)       (#)         ($)
Nathan Zommer........... 2000 357,420(3) 124,300    15,605     480,000       2,110(4)
 President and Chief     1999 200,004    257,700    16,597      62,600      11,607(5)
 Executive Officer       1998 200,004    267,800    18,710         --        2,200(4)
Arnold Agbayani......... 2000 189,190(3)  48,000    12,693      40,000       2,830(4)
 Vice President, Finance
  and                    1999 128,004    171,600    15,238      34,800      10,229(6)
 Administration, Chief
  Financial              1998 128,004    171,600    12,839         --        2,830(4)
 Officer and Secretary
Richard Fassler(7)...... 2000 111,907     43,013       --      140,000         --
 Former Vice President,  1999 100,848     28,411     7,800      14,000         --
 Sales and Marketing     1998  90,250     41,405     7,800         --          --
Peter Ingram............ 2000 154,578     19,294     1,752     180,000         --
 Vice President,         1999 153,961     25,851     6,893      24,400         --
 European Operations     1998 151,483        --      6,373         --          --
Kevin McDonough(8)...... 2000 120,346      3,000       --      240,000         --
 Vice President,         1999 110,822      3,000       --        8,600         --
 U.S. Operations         1998  23,692      2,000     1,800         --          --

--------
(1) Represents annual bonus earned for performance in the specified fiscal year.
(2) Represents car allowance.
(3) Includes retroactive payments made during fiscal year 2000 attributable to base salary increases in fiscal year 1999.
(4) Represents premiums paid for group term life insurance.
(5) Includes $2,110 premiums paid for group term life insurance and $9,497 tax gross-up paid by us.
(6) Includes $2,830 premiums paid for group term life insurance and $7,399
(7) Mr. Fassler left our company in January 2000.
(8) Mr. McDonough joined us in January 1998.

   The following tables show for the fiscal year ended March 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the named executive officers:

                       Option Grants in Fiscal Year 2000

                                                                         Potential
                                                                    Realizable Value at
                                                                      Assumed Annual
                         Number of  % of Total                        Rates of Stock
                         Securities  Options                        Price Appreciation
                         Underlying  Granted   Exercise                  for Term
                          Options   in Fiscal  Price Per Expiration -------------------
                          Granted      Year      Share      Date       5%       10%
                         ---------- ---------- --------- ---------- -------- ----------
Nathan Zommer...........  480,000      16.3%    $2.338    11/18/09  $706,860 $1,783,980
 President and Chief
 Executive Officer
Arnold Agbayani.........
 Vice President, Finance
  and                      40,000       1.4      2.125    11/18/09    53,550    135,150
 Administration, Chief
  Financial
 Officer and Secretary
Richard Fassler.........  140,000       4.8      2.125    11/18/09   187,425    473,025
 Former Vice President,
 Sales and Marketing
Peter Ingram............   60,000       2.0      2.125    11/18/09    80,325    202,725
 Vice President,           69,256       2.4      3.625     1/20/10   158,163    399,174
 European Operations       50,744       1.7      3.625     1/20/10   115,886    292,475
Kevin McDonough.........   70,000       2.4      2.125    11/18/09    93,712    236,512
 Vice President,           70,004       2.4      3.625     1/20/10   159,871    403,485
 U.S. Operations           99,996       3.4      3.625     1/20/10   228,365    576,351

   The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 2,940,000 shares of common stock that were granted to all employees as a group, including named executive officers, in the fiscal year ended March 31, 2000.

   The exercise price per share of each option was equal to the closing price of our common stock on the Nasdaq Small Cap Market on the date of grant, except Dr Zommer's option was granted with an exercise price 10% above the closing price on the date of grant.

   The potential realizable value is calculated based on the term of the option at its time of grant and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed annual rates of the stock price appreciation are derived from the rules of the SEC and do not represent our estimate or projection of the future common stock prices.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table sets forth the number of shares of common stock acquired and the value realized upon exercise of stock options by our named executive officers during fiscal year 2000. The value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. The table also includes information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at March 31, 2000. The value of unexercised in-the-money options is based on the fair market value of our common stock on March 31, 2000 of $6.78, minus the actual exercise prices.

                                                    Number of Securities      Value of Unexercised
                           Shares                  Underlying Unexercised    In-The-Money Options at
                         Acquired on              Options at March 31, 2000      March 31, 2000
                          Exercise      Value     ------------------------- -------------------------
          Name               (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Nathan Zommer...........      --           --       199,810      530,080     $675,676    $2,379,777
 President and Chief
 Executive Officer
Arnold Agbayani.........      --           --        67,518       71,022     $236,995    $  338,654
 Vice President, Finance
 and Administration,
 Chief Financial Officer
 and Secretary
Richard Fassler.........    2,100       $4,856       33,245          --      $125,479           --
 Former Vice President,
 Sales and Marketing
Peter Ingram............      --           --        43,284      201,024     $186,424    $  762,604
 Vice President,
 European Operations
Kevin McDonough.........      --           --         1,720      176,880     $  8,762    $  897,607
 Vice President, U.S.
 Operations

                             EMPLOYMENT AGREEMENTS

   The Company entered into an employment agreement, dated as of January 1, 1995, with Dr. Zommer. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by our board. Under the terms of the agreement, the Company agrees to maintain term life insurance on Dr. Zommer's life in the amount of $1,000,000. In addition, the agreement provides that if the Company terminates Dr. Zommer's employment without cause, Dr. Zommer shall be entitled to receive as severance his monthly salary, incremented one month per year of service to the Company, to a maximum of twelve months. The agreement also provides Dr. Zommer with a paid annual physical exam and the limited services of a financial advisor.

   Under Dr. Zommer's amended agreement, running through January 31, 2004, his annual bonus is 40% of his base salary, which was $285,000 in fiscal year 2000. In addition, he is eligible for an incentive payment of three times his base annual salary in the event of certain change of control transactions, including a reorganization, consolidation, merger and sale of the company's stock or assets. Additionally, if his employment terminates without cause or he resigns his employment for certain reasons within a year after a change of control event, Dr. Zommer is entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares.

   The Company also entered into an employment agreement, dated as of January 1, 1995, with Mr. Agbayani. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by our board. Under the terms of the agreement, the Company agrees to maintain term life insurance on Mr. Agbayani's life in the amount of $1,000,000. In addition, the agreement provides that if the

Company terminates Mr. Agbayani's employment without cause, Mr. Agbayani shall be entitled to receive as severance his monthly salary, incremented one month per year of service to us, to a maximum of twelve months. The agreement also provides Mr. Agbayani with a paid annual physical exam and the limited services of a financial advisor.

   Under Mr. Agbayani's amended agreement, running through January 31, 2004, his annual bonus is 30% of his base salary, which was $160,000 in fiscal year 2000. In addition, he is eligible for an incentive payment of three times his annual base salary in the event of certain change of control transactions, including a reorganization, consolidation, merger and sale of the company's stock or assets. Additionally, if his employment terminates without cause or he resigns his employment for certain reasons within a year after a change of control event, Mr. Agbayani is entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                COMPENSATION/1/

   The Compensation Committee is currently composed of two non-employee directors: Messrs. Kory and Hartmann. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. For certain executive officers, the Committee evaluates performance and determines compensation policies and levels.

                            Compensation Philosophy

   The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company's progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

  . The Company pays competitively with comparable semiconductor companies, both inside and outside its industry, with which the Company competes for talent. The Company compares its pay practices with these companies and sets its pay parameters based on this review.

  . The Company maintains long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

   Base Salary. The Committee annually reviews Dr. Zommer's and Mr. Agbayani's base salary; the remaining executive officers' salaries are reviewed by the Chief Executive Officer. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers as a whole were increased by 74.3% in fiscal 2000. The increases were due to the need to remain within the range of competitive salaries for comparable companies.

   Long-Term Incentives. The Company's long-term incentive program consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Previously, the Company also issued shares to certain key officers of the Company under the 1994 Stock Option Plan. Through option grants, executives and

--------
   /1/ The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

employees receive equity incentives to build long-term stockholder value. Grants are made at least 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long-term. The size of the option grants is determined at the discretion of the Board of Directors. The Board awarded grants in order to provide significant links between executive compensation and stockholder interests.

   Cash Bonus. The Company pays cash bonuses to executive officers based on their performance in accordance with personal objectives set for each executive officer with respect to the fiscal year. While the objectives vary based on the officer's area of responsibility, they are established with the goal of incentivizing performance consistent with the overall corporate goals of promoting revenue growth and profitability. Notwithstanding the foregoing, the amount and criteria for Dr. Zommer's and Mr. Agbayani's cash bonuses are set forth in their respective employment agreements.

Corporate Performance and Chief Executive Officer Compensation

   Dr. Zommer's base salary during fiscal 2000 as President and Chief Executive Officer was $357,420. Dr. Zommer's fiscal 2000 base salary was based largely on fiscal 1999 performance. In fiscal 1999, the Company achieved several key objectives, including the growth in Company revenues in 1999 over 1998 of 17.0%. The bonus Dr. Zommer received during fiscal year 2000 was $124,300. Dr. Zommer's fiscal year 2000 cash bonus was paid pursuant to his amended employment agreement described in this proxy statement under the caption "Employment Agreements." In fiscal 2000, Dr. Zommer received an additional stock option grant for 480,000 shares of Common Stock. The amount of the option grant was consistent with competitive practices. The option granted as an incentive for future performance, in light of the fact that most of Dr. Zommer's current equity incentives are fully vested.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

   Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

   The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its named executive officers shall be designed to qualify as "performance-based compensation."

Conclusion

   Through the plans described above, a significant portion of the Company's executive compensation program, including Dr. Zommer's compensation, is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

   From the members of the Compensation Committee of IXYS Corporation.

                                          Samuel Kory
                                          Andreas Hartmann

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Securities and Exchange Commission requires disclosure where an executive officer of a company served or serves as a director or on the compensation committee of another entity and an executive officer of such other entity served or serves as a director or on the compensation committee of the Company. The Company does not have any such interlocks. Decisions as to executive compensation for Dr. Zommer and Mr. Agbayani are made by the Compensation Committee. During fiscal year 2000, the Compensation Committee was comprised entirely of non-employee directors.

                     PERFORMANCE MEASUREMENT COMPARISON/1/

   The following graph shows the total stockholder return of an investment of $100 for the period from June 29, 1995 through March 31, 2000 for (i) the Company's Common Stock, (ii) the Nasdaq National Market ("Nasdaq") and (iii) the S&P Semiconductor Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. Historical stock price performance should not be relied upon as indicative of future stock price performance.

     Indexed Stock Price Comparison (June 29, 1995 through March 31, 2000)

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                Cumulative Total Return
                                         --------------------------------------
                                         6/29/95 3/96 3/97 3/98 9/98* 3/99 3/00
                                         ------- ---- ---- ---- ----- ---- ----
IXYS Corporation........................   100    50   10    1     3    1    7
NASDAQ Stock Market (U.S.)..............   100   128  143  216   201  292  544
S&P Electronics (Semiconductor).........   100    90  191  209   218  316  781

--------
   *In September 1998, Paradigm Technology, Inc. and IXYS merged, creating the combined company IXYS Corporation. Prior to September 1998, the Company traded under the symbol "PRDM" as Paradigm Technology, Inc.

   /1/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1993 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On September 14, 1995, our board of directors authorized stock grants, made pursuant to certain stock purchase agreements, to Dr. Zommer and Messrs. Agbayani, Fassler and Ingram. In connection with these stock grants, an aggregate of 7,410,134 shares of our common stock were granted to these individuals. The shares were paid for with recourse promissory notes in an aggregate principal amount of $832,716 and are currently fully vested. Messrs. Fassler and Ingram have paid their notes in full. The note terms provide that between September 15, 2003 and September 15, 2005, quarterly installments of principal and accrued interest are due, and all principal of the notes, plus accrued interest, is due and payable September 15, 2005. The notes bear interest at a rate of 6.25% per annum compounded annually. In the event Dr. Zommer or Mr. Agbayani sells shares of our common stock currently held by him, a mandatory prepayment in an amount equal to 30.0% of the net sale proceeds is due from him. In the event of termination of employment, any unpaid principal and interest become due and payable. In the event of a change in control, the notes mature within 12 months, provided the change in control occurs before September 15, 2004.

   In November 1996, we loaned approximately $75,000 to Dr. Zommer, in exchange for a promissory note bearing a simple interest rate of 8.25% per annum. The principal amount of the loan, plus any interest thereon, is due and payable no later than November 12, 2001. In the event of Dr. Zommer's voluntary termination or his termination for cause, the loan will be due and payable one year from the date of his termination.

   ABB is a principal stockholder of IXYS. In fiscal year 2000, we generated revenues of $653,000 from sales of products to ABB and to ABB's affiliates for use as components in their products.

   We have entered into indemnity agreements with our executive officers and directors containing provisions which may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Arnold P. Agbayani

                                          Arnold P. Agbayani
                                          Secretary

November   , 2000

   A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended March 31, 2000 accompanies this Proxy Statement. Further copies are also available without charge upon written request to: Corporate Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054. Copies may also be obtained without charge through the SEC's World Wide Web site at http://www.sec.gov.

                                     PROXY
                               IXYS CORPORATION

                              3540 Bassett Street
                         SANTA CLARA, CALIFORNIA 95054

                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Nathan Zommer and Arnold Agbayani or either of them, and each with the power of substitution, and hereby authorized them to represent and to vote, as designed on the reverse side, all shares of common stock of IXYS Corporation (the "Company") held of record by the undersigned on October 31, 2000 at the Annual Meeting of Stockholders to be held on December 11, 2000 and any adjournments thereof.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE             CONTINUTED AND TO BE SIGNED ON               SEE RESERVE
   SIDE                          REVERSE SIDE                            SIDE

                             FOLD AND DETACH HERE



       Dear Stockholder:

       Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

       Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

       Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your prompt consideration of these matters.

       Sincerely,

       IXYS Corporation

                                                                                                                         PLEASE
                                                                                                                          MARK
                                                                                                                        VOTES AS   x
                                                                                                                        IN THIS
                                                                                                                        EXAMPLE

1. Approve an Amendment to the           FOR  AGAINST  ABSTAIN    3. To approve the Appointment of             FOR  AGAINST  ABSTAIN
   Company's Amended and Restated                                    PricewaterhouseCoopers LLP as
   Certificate of Incorporation to                                   Independent Auditors of the Company for
   increase the number of authorized                                 its Fiscal Year Ended March 31, 2001.
   shares of common stock that the                                   Management Recommends a Vote for
   Company is authorized to issue                                    Proposal Number 3.
   from 40,000,000 to 80,000,000
   shares.


2. Election of Directors.                FOR  AGAINST  ABSTAIN    4. In their discretion, the proxies          FOR  AGAINST  ABSTAIN
   Andreas Hartmann, Samuel Kory,                                    are authorized to vote upon any other
   Arnold Agbayani, Nathan Zommer, S.                                business that may properly come before
   Joon Lee and Donald Feucht                                        the meeting.


INSTRUCTIONS:  To withhold authority
to vote for any individual nominee,
strike a line through the nominee's
name in the list above.



Signature:                Date:         Signature:               Date:
          ---------------      --------           --------------      ----------

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

                             FOLD AND DETACH HERE